AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT and PLAN of REORGANIZATION

by and among

ZOOMPASS HOLDINGS, INC., A NEVADA CORPORATION,

BLOCKGRATION GLOBAL CORP., A ONTARIO CORPORATION

and

THE SHAREHOLDERS OF
BLOCKGRATION GLOBAL CORP.
NAMED HEREIN

Dated as of April 20th, 2020

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the "Agreement"), dated as of April 20th, 2020, is by and among Zoompass Holdings, Inc., a Nevada Corporation ("ZPAS"), Blockgration Global Corp., a Ontario Corporation ("BGC"), and the shareholders of BGC set forth in Exhibit # C-1 hereto (the "Shareholders") (of which each is individually a "Party," and collectively the "Parties"). Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A. ZPAS is subject to the reporting requirements of the Exchange Act, and ZPAS's common shares are quoted for public trading on the OTC Markets (the "OTC").

B. As of the date of this Agreement, ZPAS is authorized to issue 500,000,000 shares of common stock, $0.001par value. As of the date of this Agreement ZPAS has approximately 108,988,461 shares of common stock issued and outstanding, subject to adjustment prior to Closing (as defined below) as a result of conversion of outstanding convertible securities, issuance of shares to management pursuant to employment/board service agreements, or other changes approved by management prior to Closing.

C. As of the date of this Agreement BGC is privately held and is authorized to issue one class of shares, designated as common stock. The total number of shares of which BGC is authorized to issue being 500,000,000 (the "BGC Stock"), of which 154,025,000 common shares are issued and outstanding, which shares are owned by the Shareholders. The Shareholders are the record and beneficial owners of that number of shares of BGC Stock, or the right to receive such shares of BGC stock, set forth opposite such Shareholder's name on Exhibit # C-1 hereto.

D. The Shareholders have agreed to exchange all of their shares of BGC Stock, or the right to receive such stock, for an aggregate of (i) fifty million (50,000,000) newly issued shares of the common stock of ZPAS, $0.001 par value, (the "ZPAS Stock"), and (ii) cashless warrants to purchase seventy-five million (75,000,000) shares of common stock at an exercise price of $0.25 per share, valid for three years (the "Cashless Warrants"), each of which are subject to adjustment prior to Closing as a result of the additional issuance of ZPAS common stock, in a transaction which qualifies as a reorganization and tax free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

E. The Board of Directors of each of the Parties have independently determined that it is in the best interests of all of the Parties and their shareholders to execute and effectuate this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1. Exchange of BGC Stock for ZPAS Stock and Warrants. At the Closing, the Shareholders shall sell, transfer, convey, assign and deliver to ZPAS their BGC Stock, free and clear of all liens and other encumbrances, in exchange for the ZPAS Stock and Warrants, which shall be deliverable as follows:

1.1.1. 25,000,000 Shares and 6,250,000 Cashless Warrants, to be issued at the Closing;

1.1.2. 25,000,000 Shares and 6,250,000 Cashless Warrants, to be issued at closing and released from escrow, within 60 days after the end of each fiscal quarter in 2020, as follows, subject to achievement of the following gross minimum revenue milestones set out below for each quarter:

1.1.2.1. 8,333,333 shares and 2,083,333 cashless warrants, upon minimum revenue of [redacted] for the fiscal quarter ended June 30, 2020; Shares to be released on a pro rata basis against the revenue milestone;

1.1.2.2. 8,333,333 shares and 2,083,333 cashless warrants, upon minimum revenue of [redacted] for the fiscal quarter ended September 30, 2020; Shares to be released on a pro rata basis against the revenue milestone;

1.1.2.3. 8,333,334 shares and 2,083,334 cashless warrants, upon minimum revenue of [redacted] for the fiscal quarter ended December 31, 2020; Shares to be released on a pro rata basis against the revenue milestone;

1.1.2.4. The 25,000,000 shares and 6,250,000 cashless warrants will be issued regardless if the fiscal quarter milestones are not met provided the annual revenue milestone of [redacted] is met. In such a case the full allotment of shares and cashless warrants will be released within 90 days of the fiscal year end and subject the fiscal quarterly releases.

1.1.3. 62,500,000 Cashless Warrants to be issued at close and released from escrow within 90 days after the end of the 2021 fiscal year, subject to achievement of the following gross minimum revenue milestone:

1.1.3.1. [redacted] for the fiscal year ended December 31, 2021. Shares to be released on a pro rata basis against the revenue milestone.

1.2. Bonus Shares. In addition to the ZPAS Stock and Cashless Warrants issuable as set forth above, the Company shall also issue the following bonus shares and warrants to the Shareholders, on a pro rata basis, within 90 days after the end of each applicable fiscal year:

1.2.1. If gross revenues for the fiscal year ended December 31, 2020, are at least [redacted] then the Company shall issue an additional 5,000,000 shares of common stock (the "2020 Bonus Shares") and warrants to purchase 5,000,000 shares of common stock (on terms substantially similar to the Warrants) (the "2020 Bonus Warrants"); provided that if the gross revenues for the fiscal year ended December 31, 2020, are less than [redacted], but are at least [redacted], then (i) the 2020 Bonus Shares shall be reduced by a fraction equal to the actual gross 2020 revenues divided by [redacted] and (ii) the 2020 Bonus Warrants shall be reduced by a fraction equal to the actual gross 2020 revenues divided by [redacted]; and

1.2.2. If gross revenues for the fiscal year ended December 31, 2021, are at least [redacted] then the Company shall issue an additional 5,000,000 shares of common stock (the "2021 Bonus Shares") and warrants to purchase 5,000,000 shares of common stock (on terms substantially similar to the Warrants) (the "2021 Bonus Warrants"); provided that if the gross revenues for the fiscal year ended December 31, 2021, are less than [redacted], but are at least [redacted], then (i) the 2020 Bonus Shares shall be reduced by a fraction equal to the actual gross 2021 revenues divided by [redacted] and (ii) the 2021 Bonus Warrants shall be reduced by a fraction equal to the actual gross 2020 revenues divided by [redacted]

1.3. Closing. The closing (the "Closing") of the Transactions contemplated hereby shall take place at the offices of the Kline Law Group, PC in Irvine, CA commencing at or before 5:00 PM PDT on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the "Closing Date").

ARTICLE II
Representations and Warranties of the Shareholders

The Shareholders each hereby represent and warrant to ZPAS with respect to themselves, as follows:

2.1. Good Title. Each Shareholder is the record and beneficial owner, and has good title to its BGC Stock, with the right and authority to sell and deliver such BGC Stock. Upon delivery of any BGC Stock certificate or certificates duly assigned to ZPAS, and/or upon registering of ZPAS as the new owner of such BGC Stock in the share register of BGC, ZPAS will receive good title to such BGC Stock, free and clear of all liens.

2.2. Power and Authority. Each Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each and every transactional document required to effectuate this Agreement (each a "Transaction Document") and to perform its obligations hereunder and thereunder, and

to consummate the Transactions. All acts required to be taken by each Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

2.3. No Conflicts. The execution and delivery of this Agreement by each Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any laws; (b) will not violate any laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4. Litigation. There is no pending proceeding against any Shareholder that involves the BGC Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5. No Finder's Fee. No Shareholder has created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions.

2.6. Purchase Entirely for Own Account. The ZPAS Stock, 2020 Bonus Stock, 2021 Bonus Stock and the common stock issuable upon exercise of the Warrants, 2020 Bonus Warrants and 2021 Bonus Warrants (collectively, the "ZPAS Securities") are proposed to be acquired by each Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the ZPAS Securities, except in compliance with applicable securities laws.

2.7. Available Information. Each Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in ZPAS. Each Shareholder hereby acknowledges that it has had the opportunity to review all publicly available information concerning ZPAS, including, but not limited to all filings made by ZPAS to the SEC pursuant to the Exchange Act

2.8. Non-Registration. Each Shareholder understands that the ZPAS Securities has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the ZPAS Securities in accordance with ZPAS's charter documents or the laws of its jurisdiction of incorporation.

2.9. Restricted Securities. Each Shareholder understands that the Shares are characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. Each Shareholder further understands that the issuance of the Shares hereunder have not been

registered under the Securities Act or the securities laws of any state of the U.S., and that the issuance of the ZPAS Securities is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. Each Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10. Accredited Investor. Each Shareholder is an "Accredited Investor" within the meaning of Rule 501 under the Securities Act.

2.11. Legends. Each Shareholder hereby understands and acquiesces that the ZPAS Securities will bear the following legend or one substantially similar to the following legend:

> THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT:
> (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12. Additional Legend; Consent. Additionally, the ZPAS Securities will bear any legend required by the "blue sky" laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to ZPAS making a notation on its records or giving instructions to any transfer agent of ZPAS Securities in order to implement the restrictions on transfer of the Shares.

ARTICLE III
Representations and Warranties of BGC

BGC represents and warrants to ZPAS, as follows:

3.1. Organization, Standing and Power. BGC and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on BGC, a material adverse effect on the ability of BGC to perform its obligations under this Agreement or on the ability of BGC to consummate the Transactions (a "BGC Material Adverse Effect"). BGC and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a BGC Material Adverse Effect. BGC has delivered to ZPAS true and complete copies of the BGC Charter, the BGC Bylaws, and the comparable charter, organizational documents and other constituent BGC documents of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by BGC, by another subsidiary of BGC or by BGC and another subsidiary of BGC, free and clear of all liens. Except for its interests in its subsidiaries, BGC does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person or entity.

3.3. Capital Structure. The authorized capital stock of BGC consists of unlimited shares of common stock at $0.001 per share. As of the date hereof, 154,025,000 shares of BGC common stock are issued and outstanding as set forth in Exhibit # C-1 hereto. No other shares of capital stock or other voting securities of BGC are issued or reserved for issuance or outstanding. BGC is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of BGC and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of Nevada, the BGC Articles of Incorporation, the BGC Bylaws or any contract to which BGC is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of BGC or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of BGC's capital stock or the capital stock of any of its subsidiaries may vote ("Voting BGC Debt"). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which BGC or any of its subsidiaries is a party or by which any of them is bound (a) obligating BGC or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, BGC or any of its subsidiaries or any Voting BGC Debt, (b) obligating BGC or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call,

right, security, commitment, contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of BGC or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of BGC to repurchase, redeem or otherwise acquire any shares of capital stock of BGC.

3.4. Authority; Execution and Delivery; Enforceability. BGC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by BGC of this Agreement and the consummation by BGC of the Transactions have been duly authorized and approved by the Board of Directors of BGC and no other corporate proceedings on the part of BGC are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against BGC in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

3.5. No Conflicts; Consents. The execution and delivery by BGC of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of BGC or any of its subsidiaries under, any provision of (i) the BGC Articles of Incorporation, the BGC Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material contract to which BGC or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree or material law applicable to BGC or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a BGC Material Adverse Effect.

3.6. Compliance with Applicable Laws. Except for any required filings under applicable "blue sky" laws or state securities commissions, no consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to BGC or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions. BGC and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a BGC Material Adverse Effect.

3.7. Investment Company. BGC is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

3.8. Financial Statements. BGC will deliver to ZPAS its unaudited consolidated balance sheet as of March 31, 2020 (the "BGC Financial Statements") within 30 days of closing or subject to agreement by both parties. Attached as an Exhibit BGC will include at a minimum the unaudited balance sheet of the subsidiaries of BGC at the most recent available date. The BGC Financial Statements will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the period indicated. The BGC Financial Statements fairly present in all material respects

the financial condition and operating results of BGC, as of the dates, and for the periods, indicated therein. BGC does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred on the acquisition of Blockline Solutions Private Ltd., MSewa Software Solutions, Zaum Global Services and iBlock Technologies Private Ltd., (b) liabilities incurred in the ordinary course of business subsequent to April 30, 2019, and (c) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the BGC Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a BGC Material Adverse Effect, and subsequent to April 30, 2019, there has occurred no transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by BGC other than in the ordinary course of business.

3.9. Litigation and Taxes. There is no proceeding pending, or to BGC's knowledge, threatened, against BGC or their respective officers, managers, members or shareholders, or against or affecting any of their respective assets. In addition, there are no outstanding judgments, orders, writs, decrees or other similar matters or items against or affecting BGC, its business or assets. BGC has not received any material complaint from any Customer, supplier, vendor or employee. BGC has duly filed all applicable foreign and U.S. income or other tax returns and has paid all foreign and U.S. income or other taxes when due. There is no proceeding, controversy or objection pending or threatened in respect of any tax returns of BGC.

3.10. Event of Default. No event of default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an event of default under this Agreement, and BGC is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party or by which any of their respective assets are bound.

3.11. ERISA Obligations. To the knowledge of BGC, BGC has not or has ever had any employee plans subject to ERISA, and BGC has no any obligations or liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of its properties or assets.

3.12. Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which: (i) could adversely affect the ability of BGC to perform its obligations under this Agreement; (iii) would constitute a default under the Agreement; (iv) would constitute such a default with the giving of notice or lapse of time or both; or (v) would constitute or give rise to a BGC Material Adverse Effect.

3.13. Real Property. Except as set forth in Exhibit # 3.13, BGC does not own any real property. BGC has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses, except to the extent the failure of having such sufficient title or valid leasehold interest, would not reasonably be expected to have a BGC Material Adverse Effect. All such assets and properties, other than assets and properties in which BGC or any of its subsidiaries has leasehold interests, are free and clear of all liens other than those set forth in Exhibit # 3.13 and except for liens that, in the aggregate, do not and will not materially interfere with the ability of BGC to conduct business as currently conducted.

3.14. Material Contracts. An accurate, current and complete copy of each contract, instrument or other agreement to which BGC is a party or by which it is bound which is material to the business of BGC, taken as a whole (each, a "BGC Material Contract") has been furnished to ZPAS and are described

in Exhibit #3.14, and each of the BGC Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except for those provided to ZPAS prior to the Closing Date, there are no outstanding offers, bids, proposals or quotations made by BGC which, if accepted, would create a BGC Material Contract. Each of the BGC Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of BGC and its officers, all obligations required to be performed under the terms of each of the BGC Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any BGC Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of BGC. Further, BGC has not received any notice, nor does BGC have any knowledge, of any pending or contemplated termination of any of the BGC Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

3.15. Title to Assets. BGC has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, including without limitation those set forth on Exhibit #3.15, free and clear of all liens, claims, charges or other encumbrances or restrictions on the transfer or use of same. Except as would not have a BGC Material Adverse Effect, the assets and properties of BGC are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

3.16. Intellectual Property. BGC owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. BGC has no knowledge of any infringement by BGC of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of BGC, there is no claim, demand or proceeding, or other demand of any nature being made or brought against, or to BGC's knowledge, being threatened against, BGC regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and BGC is not aware of any facts or circumstances which might give rise to any of the foregoing.

3.17. Labor and Employment Matters. BGC is not involved in any labor dispute or, to the knowledge of BGC, is any such dispute threatened. To the knowledge of BGC and its officers, none of the employees of BGC is a member of a union and BGC believes that its relations with its employees are good. To the knowledge of BGC and its officers, BGC has complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

3.18. Insurance. BGC is covered by valid, outstanding and enforceable policies of insurance which were issued to it by reputable insurers of recognized financial responsibility, covering its business against losses and risks normally insured against by other corporations or entities in the same or similar

lines of businesses as BGC is engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the "BGC Insurance Policies"). Such BGC Insurance Policies are in full force and effect, and all premiums due thereon have been paid. None of the BGC Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. ZPAS has complied with the provisions of such BGC Insurance Policies. BGC has no reason to believe that it will not be able to renew its existing BGC Insurance Policies as and when such BGC Insurance Policies expire or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of BGC.

3.19. Permits. BGC possesses all permits necessary to conduct its business, including those set forth on Exhibit #3.19, and BGC has not received any notice of, or is otherwise involved in, any proceedings relating to the revocation or modification of any such permits. All such permits are valid and in full force and effect and BGC is in full compliance with the respective requirements of all such permits.

3.20. Bank Accounts. Exhibit # 3.20 sets forth, with respect to each account of BGC with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other persons authorized to withdraw funds from each such account.

3.21. Illegal Payments. Neither BGC, nor any director, officer, member, manager, agent, employee or other person acting on behalf of BGC has, in the course of his actions for, or on behalf of, BGC: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.22. Related Party Transactions. Except for: (i) transactions disclosed in the BGC Financial Statements, which transactions are upon terms no less favorable than the applicable terms that BGC could obtain from third parties; and (ii) arm's length transactions pursuant to which BGC makes payments in the ordinary course of business upon terms no less favorable than BGC could obtain from third parties, none of the officers, directors, managers, or employees of BGC, nor any stockholders, members or partners who own, legally or beneficially, five percent (5%) or more of the ownership interests of BGC (each a "BGC Material Shareholder"), is presently a party to any transaction with BGC (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or BGC Material Shareholder or, to the best knowledge of BGC, any other person or entity in which any officer, director, or any such employee or BGC Material Shareholder has a substantial or material interest in or of which any officer, director or employee of BGC or BGC Material Shareholder is an officer, director, trustee or partner. There are no claims, demands, disputes or proceedings of any nature or kind between BGC and any officer, director or employee of BGC or any BGC Material Shareholder, or between any of them, relating to BGC.

3.23. Internal Accounting Controls. BGC maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.24. Brokers. No broker, investment banker or other person is entitled to any broker's, finder's, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of BGC or any of its subsidiaries.

3.25. Foreign Corrupt Practices. Neither BGC, nor any of its subsidiaries, nor, to BGC's knowledge, any director, officer, agent, employee or other person acting on behalf of BGC or any of its subsidiaries has, in the course of its actions for, or on behalf of, BGC (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.26. Disclosure. All disclosure provided to ZPAS regarding BGC, its business and the Transactions, furnished by or on behalf of BGC (including BGC's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.27. No Additional Agreements. BGC does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of ZPAS

ZPAS represents and warrants to the Shareholders and BGC, as follows:

4.1. ZPAS Organization and Name. ZPAS is a corporation, duly organized, validly existing and in good standing under the laws of Nevada, its jurisdiction of organization, and has the full power and authority and all necessary licenses, permits and other required authorization to: (i) enter into and execute this Agreement and to perform all of its obligations hereunder; and (ii) own and operate its assets and properties and to conduct and carry on its business as and to the extent now conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on ZPAS, a material adverse effect on the ability of ZPAS to perform its obligations under this Agreement or on the ability of ZPAS to consummate the Transactions (a "ZPAS Material Adverse Effect"). ZPAS is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its assets or properties requires such qualification. The exact legal name of ZPAS is as set forth in the first paragraph of this Agreement, and

ZPAS currently does not conduct, nor has ZPAS, during the last five (5) years conducted, business under any other name or trade name.

4.2. Subsidiaries. ZPAS owns, directly or indirectly, no outstanding voting securities of or other interests in, or has any Control over, any other Person.

4.3. Authorization; Validity. ZPAS has full right, power and authority to enter into this Agreement, as provided herein and to perform all of its duties and obligations under this Agreement and this Agreement and no other action or consent on the part of ZPAS, its board of directors, stockholders, or any other Person is necessary or required by ZPAS to execute this Agreement, consummate the Transactions contemplated herein and perform all of its obligations hereunder. The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the ZPAS Charter and ZPAS Bylaws, or other governing documents. All necessary and appropriate corporate action has been taken on the part of ZPAS to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement and contract of ZPAS, enforceable against ZPAS in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies. ZPAS knows of no reason why any it cannot perform any of its Obligations under this Agreement or any related agreements.

4.4. Capital Structure. The authorized capital stock of ZPAS is as set forth in Exhibit # 4.4 attached hereto. Exhibit # 4.4 specifies, for ZPAS, the total number of authorized shares of capital stock, and of such authorized shares, the number which are designated as Common Stock and the number designated as preferred stock. Exhibit # 4.4 shall also specify, for ZPAS, as of the date hereof, the number of shares of Common Stock issued and outstanding and the number of shares of preferred stock issued and outstanding. All of the outstanding shares of capital stock of ZPAS are validly issued, fully paid and nonassessable, have been issued in compliance with all foreign, federal and state securities laws and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. As of the date of this Agreement, no shares of ZPAS's capital stock are subject to preemptive rights or any other similar rights or any liens, claims or encumbrances suffered or permitted by ZPAS. The Common Stock is currently quoted on the OTCMarkets Pink market (the "Principal Trading Market") under the trading symbol "ZPAS". ZPAS has received no notice, either oral or written, with respect to continued eligibility of the Common Stock for quotation on the Principal Trading Market, and the Issuing ZPAS has maintained all requirements on its part for the continuation of such quotation. Except as set forth in Exhibit # 4.4 attached hereto and except for the securities to be issued pursuant to this Agreement, as of the date of this Agreement: (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of ZPAS or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which ZPAS or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the ZPAS or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of ZPAS, except as reflected in Exhibit # 4.4(a); (ii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing indebtedness of ZPAS or by which ZPAS is or may become bound, except as reflected in Exhibit # 4.4(b); (iii) there are no outstanding registration statements with respect to ZPAS or any of their respective

securities, and there are no outstanding comment letters from the SEC, the Principal Trading Market, or any other Governmental Authority with respect to any securities of ZPAS; (iv) there are no agreements or arrangements under which ZPAS is obligated to register the sale of any of its securities under the Securities Act or any other law of any other Governmental Authority; (v) there are no financing statements filed with any Governmental Authority securing any obligations of ZPAS or filed in connection with any assets or properties of ZPAS; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) there are no outstanding securities or instruments of ZPAS which contain any redemption or similar provisions, and there are no contracts or agreements by which such ZPAS is or may become bound to redeem a security of such ZPAS (except pursuant to this Agreement). ZPAS has furnished to BGC complete and correct copies of such ZPAS's Certificate of Incorporation, as amended and as in effect on the date hereof and such ZPAS Bylaws, as in effect on the date hereof, and any other governing or organizational documents, as applicable. Except for the documents delivered to BGC in accordance with the immediately preceding sentence, there are no other shareholder agreements, voting agreements, operating agreements, or other contracts or agreements of any nature or kind that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of ZPAS.

4.5. No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a violation of or conflict with the ZPAS Charter, ZPAS Bylaws, or any other organizational or governing documents of any ZPAS; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other Person any rights of termination, amendment, acceleration or cancellation of, any provision of any contract or agreement to which ZPAS is a party or by which any of its or their assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; (iv) constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including foreign and United States federal and state securities laws and the rules and regulations of any Principal Trading Market); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Lien, claim or encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, ZPAS or any of their respective assets. ZPAS is not in violation of the ZPAS Charter, ZPAS Bylaws, or other organizational or governing documents, as applicable, and ZPAS is not in default or breach (and no event has occurred which with notice or lapse of time or both could put ZPAS in default or breach) under, and ZPAS has not taken any action or failed to take any action that would give to any other Person any rights of termination, amendment, acceleration or cancellation of, any contract or agreement to which ZPAS is a party or by which any property or assets of ZPAS are bound or affected. No business of ZPAS is being conducted, and shall not be conducted, in violation of any law, rule, ordinance or other regulation. Except as specifically contemplated by this Agreement, BGC is not required to obtain any consent or approval of, from, or with any Governmental Authority, or any other Person, in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue the Advisory Fee Shares in accordance with the terms hereof. All consents and approvals which ZPAS is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof.

4.6. Issuance of Securities. The ZPAS Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable, and free from all liens, claims, charges, taxes, or other encumbrances with respect to the issue thereof, and will be issued in

compliance with all applicable United States federal and state securities laws and the laws of any foreign jurisdiction applicable to the issuance thereof. Assuming the accuracy of the Shareholder's representations under Article II 2 hereof, the issuance of the ZPAS Securities will be exempt from: (i) the registration and prospectus delivery requirements of the Securities Act; (ii) the registration and/or qualification provisions of all applicable state and provincial securities and "blue sky" laws; and (iii) any similar registration or qualification requirements of any foreign jurisdiction or other Governmental Authority.

4.7. Compliance With Laws. The nature and transaction of ZPAS's business and operations and the use of its properties and assets, do not and hereafter shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any Permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent such violation or conflict would not result in an ZPAS_Material Adverse Effect.

4.8. Environmental Laws and Hazardous Substances. Except to the extent that any of the following would not have an ZPAS_Material Adverse Effect (including financial reserves, insurance policies and cure periods relating to compliance with applicable laws and Permits) and are used in such amounts as are customary in the ordinary course of business in compliance with all applicable Environmental Laws, ZPAS represents and warrants to ZPAS that, to its knowledge: (i) BGC has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of ZPAS (whether or not owned by ZPAS) in any manner which at any time violates any Environmental Law or any Permit, certificate, approval or similar authorization thereunder; (ii) the operations of ZPAS comply in all material respects with all Environmental Laws and all Permits certificates, approvals and similar authorizations thereunder; (iii) there has been no investigation, Proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending or, to ZPAS's knowledge, threatened; and (iv) ZPAS has no liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

4.9. Investment Company. ZPAS is not, and is not an affiliate of, and immediately following the Closing will not have become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4.10. OTC Filings and Financial Statements. The Common Stock of the ZPAS is listed on the OTC Markets and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the OTC or any other Governmental Authority (all of the foregoing filed within the two (2) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the "OTC Documents"). ZPAS is current with its filing obligations under the Exchange Act and all OTC Documents have been filed on a timely basis or the ZPAS has received a valid extension of such time of filing and has filed any such OTC Document prior to the expiration of any such extension. The ZPAS represents and warrants that true and complete copies of the OTC Documents are available on the SEC's website (www.sec.gov) at no charge to BGC, and BGC acknowledges that it may retrieve all OTC Documents from such website and BGC's access to such OTC Documents through such website shall constitute delivery of the OTC Documents to BGC; provided, however, that if BGC is

unable to obtain any of such OTC Documents from such website at no charge, as result of such website not being available or any other reason beyond BGC's control, then upon request from BGC, ZPAS shall deliver to BGC true and complete copies of such OTC Documents. As of their respective dates, the OTC Documents complied in all material respects with the requirements of the Exchange Act, and none of the OTC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such OTC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof, which amendments or updates are also part of the OTC Documents). As of their respective dates, the consolidated financial statements of the ZPAS included in the OTC Documents (the "Financial Statements") complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All of the Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of ZPAS as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the knowledge of ZPAS and its officers, no other information provided by or on behalf of ZPAS to GFBI which is not included in the OTC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

4.11. Absence of Certain Changes. Since the date the last of the OTC Documents was filed with the SEC, none of the following have occurred:

(a) There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, an ZPAS Material Adverse Effect; or

(b) Any transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by ZPAS other than in the ordinary course of business.

4.12. Litigation and Taxes. Except as set forth in Exhibit # 4.12, there is no Proceeding pending, or to ZPAS's knowledge, threatened, against ZPAS or their respective officers, managers, members or shareholders, or against or affecting any of their respective assets. In addition, there is no outstanding judgments, orders, writs, decrees or other similar matters or items against or affecting ZPAS, its business or assets. ZPAS has not received any material complaint from any Customer, supplier, vendor or employee. ZPAS has duly filed all applicable foreign and U.S. income or other tax returns and has paid all foreign and U.S. income or other taxes when due. There is no Proceeding, controversy or objection pending or threatened in respect of any tax returns of ZPAS.

4.13. Event of Default. No event of default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an event of default under this Agreement, and ZPAS is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party or by which any of their respective assets are bound.

4.14. ERISA Obligations. To the knowledge of ZPAS, ZPAS has not or has ever had any Employee Plans subject to ERISA, and ZPAS has no any obligations or liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

4.15. Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or Proceeding (or threatened litigation or Proceeding or basis therefor) exists which: (i) could adversely affect the ability of ZPAS to perform its obligations under this Agreement; (iii) would constitute a default under the Agreement; (iv) would constitute such a default with the giving of notice or lapse of time or both; or (v) would constitute or give rise to an ZPAS Material Adverse Effect.

4.16. Liabilities and Indebtedness of ZPAS. ZPAS has no Funded Indebtedness or any liabilities or obligations of any nature whatsoever, except: (i) as disclosed in the Financial Statements; or (ii) liabilities and obligations incurred in its ordinary course of business since the date of the last Financial Statements filed by ZPAS with the SEC which do not or would not, individually or in the aggregate, exceed Ten Thousand Dollars ($10,000) or otherwise have an ZPAS Material Adverse Effect.

4.17. Real Estate.

(a) Real Property Ownership. ZPAS does not own any Real Property.

(b) Real Property Leases. ZPAS leases no Real Property.

4.18. Material Contracts. An accurate, current and complete copy of each contract, instrument or other agreement to which ZPAS is a party or by which it is bound which is material to the business of the ZPAS, taken as a whole (each, an "ZPAS Material Contract") has been furnished to BGC and/or is readily available as part of the OTC Documents, and each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except for those provided to BGC prior to the Closing Date, there are no outstanding offers, bids, proposals or quotations made by ZPAS which, if accepted, would create an ZPAS Material Contract with ZPAS. Each of the ZPAS Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of ZPAS and its officers, all obligations required to be performed under the terms of each of the ZPAS Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any ZPAS Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of ZPAS. Further, ZPAS has not received any notice, nor does ZPAS have any knowledge, of any pending or contemplated termination of any of the ZPAS Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

4.19. Title to Assets. ZPAS has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, free and clear of all liens, claims, charges or other encumbrances or restrictions on the transfer or use of same. Except as would not have an ZPAS Material Adverse Effect, the assets and properties of ZPAS are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects

which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

4.20. Intellectual Property. ZPAS owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. ZPAS has no knowledge of any infringement by ZPAS of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of ZPAS, there is no claim, demand or Proceeding, or other demand of any nature being made or brought against, or to ZPAS's knowledge, being threatened against, ZPAS regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and ZPAS is not aware of any facts or circumstances which might give rise to any of the foregoing.

4.21. Labor and Employment Matters. ZPAS is not involved in any labor dispute or, to the knowledge of ZPAS, is any such dispute threatened. To the knowledge of ZPAS and its officers, none of the employees of ZPAS is a member of a union and ZPAS believes that its relations with its employees are good. To the knowledge of ZPAS and its officers, ZPAS has complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

4.22. Insurance. ZPAS is covered by valid, outstanding and enforceable policies of insurance which were issued to it by reputable insurers of recognized financial responsibility, covering its business against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as ZPAS is engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the "ZPAS Insurance Policies"). Such ZPAS Insurance Policies are in full force and effect, and all premiums due thereon have been paid. None of the ZPAS Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. ZPAS has complied with the provisions of such ZPAS Insurance Policies. ZPAS has no reason to believe that it will not be able to renew its existing ZPAS Insurance Policies as and when such ZPAS Insurance Policies expire or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of ZPAS.

4.23. Permits. ZPAS possesses all Permits necessary to conduct its business, and ZPAS has not received any notice of, or is otherwise involved in, any Proceedings relating to the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and ZPAS is in full compliance with the respective requirements of all such Permits.

4.24. Bank Accounts. Exhibit # 4.24 sets forth, with respect to each account of ZPAS with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any Person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other Persons authorized to withdraw funds from each such account.

4.25. Illegal Payments. ZPAS, nor any director, officer, member, manager, agent, employee or other Person acting on behalf of ZPAS has, in the course of his actions for, or on behalf of, ZPAS: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.26. Related Party Transactions. Except for: (i) transactions disclosed in the Financial Statements, which transactions are upon terms no less favorable than the applicable ZPAS could obtain from third parties; and (ii) arm's length transactions pursuant to which ZPAS makes payments in the ordinary course of business upon terms no less favorable than ZPAS could obtain from third parties, none of the officers, directors, managers, or employees of ZPAS, nor any stockholders, members or partners who own, legally or beneficially, five percent (5%) or more of the ownership interests of ZPAS (each an "ZPAS Material Shareholder"), is presently a party to any transaction with ZPAS (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or ZPAS Material Shareholder or, to the best knowledge of ZPAS, any other Person in which any officer, director, or any such employee or ZPAS Material Shareholder has a substantial or material interest in or of which any officer, director or employee of ZPAS or ZPAS Material Shareholder is an officer, director, trustee or partner. There are no claims, demands, disputes or Proceedings of any nature or kind between ZPAS and any officer, director or employee of ZPAS or any ZPAS Material Shareholder, or between any of them, relating to ZPAS.

4.27. Internal Accounting Controls. ZPAS maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.28. Brokerage Fees. There is no Person acting on behalf of ZPAS who is entitled to or has any claim for any brokerage or finder's fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

4.29. No General Solicitation. ZPAS, nor any of their respective Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the ZPAS Securities hereby.

4.30. Private Placement. Assuming the accuracy of the representations and warranties set forth in Article 2 above, no registration under the Securities Act or the laws, rules or regulations of any other Governmental Authority is required for the issuance of the ZPAS Securities.

M.B

4.31. Complete Information. This Agreement and all financial statements, exhibits, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to BGC in connection with or in furtherance of this Agreement by or on behalf of ZPAS fully and fairly states the matters with which they purport to deal, and do not misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

ARTICLE V
Conditions to Closing

5.1. ZPAS Conditions Precedent. The obligations of the Shareholders and BGC to enter into and complete the Closing are subject, at the option of the Shareholder and BGC, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by BGC and the Shareholders in writing.

(a) Representations and Covenants. The representations and warranties of ZPAS contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. ZPAS shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by ZPAS on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of BGC or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of ZPAS.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ZPAS for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by ZPAS, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an ZPAS Material Adverse Effect.

(d) Satisfactory Completion of Due Diligence. BGC and the Shareholders shall have completed their legal, accounting and business due diligence of ZPAS and the results thereof shall be satisfactory to BGC and the Shareholder in their sole and absolute discretion.

(e) Issuance of Shares. At the Closing, ZPAS shall deliver to the Shareholders a certificate representing the new shares of ZPAS Securities issued to such Shareholder.

(f) Delivery of Documents. At the closing ZPAS shall deliver to the Shareholders and BGC such other documents as BGC may reasonably request for the purpose of facilitating the consummation of the Transactions.

5.2. BGC and Shareholder Conditions Precedent. The obligations of ZPAS to enter into and complete the Closing is subject, at the option of ZPAS, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by ZPAS in writing.

(a) Representations and Covenants. The representations and warranties of the Shareholders and BGC contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and BGC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and BGC on or prior to the Closing Date.

(b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of ZPAS, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of BGC.

(c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders and/or BGC for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders and/or BGC, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a BGC Material Adverse Effect.

(d) Satisfactory Completion of Due Diligence. ZPAS shall have completed its legal, accounting and business due diligence of BGC and the Shareholders and the results thereof shall be satisfactory to ZPAS in its sole and absolute discretion.

(e) Share Transfer Documents. The Shareholders shall have delivered to ZPAS the original certificate(s) representing all BGC Stock, accompanied by a duly executed stock transfer power for transfer by the Shareholders of their BGC Stock to ZPAS.

ARTICLE VI
Covenants

6.1. Blue Sky Laws. ZPAS shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the ZPAS Securities in connection with this Agreement.

6.2. Public Announcements. ZPAS and BGC will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4. Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5 Sale Restriction.

(a) Each Shareholder hereby agrees that for the period beginning on the date hereof and ending six months (6) months from the Closing (the "Restricted Period"), the Shareholder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, lend, transfer or otherwise dispose of any shares or any options, warrants or other rights to purchase shares or any other security of ZPAS which Shareholder owns or has a right to acquire as of the date hereof (collectively, the "Lockup Shares"). Any subsequent issuance to and/or acquisition by Shareholder of shares or options or instruments convertible into shares will be subject to the provisions of this Agreement. Notwithstanding the foregoing restrictions on transfer, the Shareholder may, at any time and from time to time during the Restricted Period, transfer the shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Shareholder, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which the Shareholder is a general partner, provided, that, in the case of any gift or transfer described in clauses (i), (ii) or (iii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned. For purposes hereof, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin.

(b) Upon the termination of the Restricted Period, the restrictions on sale of the Lockup Shares set forth herein shall terminate with respect to twenty (20) percent of the Lockup Shares, and on each month thereafter the restrictions with respect to an additional ten (10) percent of the original amount of the Lockup Shares will terminate; such that after nine (9) months all Lockup Shares will be free of the restrictions herein.

(c) During the Restricted Period, the Shareholder shall retain all rights of ownership in the Lockup Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

(d) ZPAS is hereby authorized and required to disclose the existence of this Agreement to its transfer agent. ZPAS and its transfer agent are hereby authorized and required to decline to make any transfer of the common stock if such transfer would constitute a violation or breach of this Agreement.

6.6 Consulting Agreements. In order to assist in the growth of the Company and to assist in meeting the performance targets set forth in Section 1.2.1 and 1.2.2. above, the Company will enter into one or more consulting agreements with AMP Marketing Inc. (AMP).

ARTICLE VII
Miscellaneous

7.1. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice):

7.2. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by ZPAS, BGC and the Shareholders.

7.5. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, ZPAS and BGC will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.7. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.8. Entire Agreement; Third Party Beneficiaries. This Agreement; a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wyoming, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Alabama are mandatorily applicable to the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ZOOMPASS HOLDINGS, INC.

By: ______________________
Name: Manny Bettencourt
Title: CEO

BLOCKGRATION GLOBAL CORP.

By: ______________________
Name:
Title:

BLOCKGRATION GLOBAL CORP. SHAREHOLDERS:

____
Name:

[*Signature Page to Share Exchange Agreement*]